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                                                          Exhibit 10.6(b)

                       AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT


    This Amendment No. 1 (the "Amendment") to Employment Agreement dated September 5, 1995 (the "Employment Agreement") by and between Infonautics, Inc., a Pennsylvania corporation formerly known as Infonautics Corporation (the "Corporation"), and Van Morris ("Employee") is made as of the 4th day of November, 1996.

    WHEREAS, the Board of Directors of the Corporation (the "Board") has previously determined that it is in the best interests of the Corporation and its shareholders to assure that the Corporation will have the continued dedication of the Employee and to provide the Employee with compensation and benefits that meet the expectations of Employee and are competitive with those of employees at comparable levels at other corporations.

    WHEREAS, to accomplish these objectives the Compensation Committee of the Board has authorized the Corporation to enter into this Amendment.

    NOW, THEREFORE, the parties hereto intending to be legally bound, agree as follows:

    1. The first paragraph of Paragraph 3 of the Employment Agreement is hereby amended and restated in its entirety to read as follows:

              "The Corporation will grant to Employee the right and option to purchase all or any part of 76,000 Shares on terms and conditions set forth in a 1995 Incentive Stock Option Agreement between Infonautics Corporation and Van Morris dated September 5, 1995, subject to amendments to provide for accelerated vesting upon change of control and upon Employee's termination without Cause. Notwithstanding the previous two sentences, if the accelerated vesting of the option would make a change of control ineligible for pooling of interest accounting treatment under APB No. 16 and, but for such accelerated vesting provision, the change of control would otherwise qualify for such treatment, the Employee shall receive a replacement or substitute stock option issued by the surviving or acquiring corporation."

    2. Paragraph 6 of the Employment Agreement is hereby amended and restated in its entirety to read as follows:

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         "6.  Severance

                   (a) If the Corporation terminates this Agreement and Employee's employment after September 18, 1995 without Cause, then the Corporation shall pay to the Employee in a lump sum in cash within 30 days of the date of such termination an amount equal to the greater of (i) the amount determined by multiplying (A) the ratio determined by dividing the number of days remaining on such date until April 29, 1997 by 365 by (B) Employee's annual salary as determined on such termination date and (ii) Employee's annual salary as determined on such termination date. Payments to be provided hereunder shall in all respects be conditioned upon (i) the prior receipt by the Corporation from Employee of a general release of all claims of any nature whatsoever which Employee had, has or may have against the Corporation and related parties relating to his employment by the Corporation (other than his entitlement under any employee benefit plan or program sponsored by the Corporation in which he participated and under which he has accrued a benefit) or the termination thereof, such release to be in form and substance reasonably satisfactory to counsel for the Corporation, and (ii) continued compliance by Employee with the provisions of this Agreement that expressly survive termination.

                   (b) Notwithstanding anything in this Agreement to the contrary, if it shall be determined that any payment or distribution by the Corporation to or for the benefit of Employee pursuant to the terms of this Agreement or otherwise
              (a "Payment") would constitute an "excess parachute payment" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), as a result of a "Change in Control" of the Corporation as defined in Section 11 of the Corporation's 1996 Equity Compensation Plan and that it would be economically advantageous to the Company to reduce the Payment to avoid or reduce the taxation of excess parachute payments under Section 4999 of the Code, the aggregate present value of the amounts payable or distributable to or for the benefit of Employee pursuant to this Agreement (such payments or distributions pursuant to this Agreement are hereinafter referred to as "Agreement Payments") shall be reduced (but not below zero) to the Reduced Amount. The "Reduced Amount" shall be an amount expressed in present value which maximizes the aggregate present value of Agreement Payments without causing any Payment to be subject to taxation under Section 4999 of the Code. For purposes of this Paragraph 5, present value shall be determined in accordance with Section 280G(d)(4) of the Code.
              The calculations under this Paragraph 6 shall be made as follows:

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                        (i)  All determinations to be made under this
                   Paragraph 6 shall be made by the Corporation's independent public accounting firm (the "Accounting Firm"), which firm shall provide its determinations and any supporting calculations to the Corporation and Employee within 10 days of the event that gives rise to the "excess parachute payment." Any such determination by the Accounting Firm shall be binding upon the Corporation and Employee. Employee shall in his sole discretion determine which and how much of the Agreement Payments shall be eliminated or reduced consistent with the requirements of this Paragraph 6(b). Within five days after Employee's determination, the Corporation shall pay (or cause to be paid) or distribute (or cause to be distributed) to or for the benefit of Employee such amounts as are then due to Employee under this Agreement.

                        (ii) As a result of the uncertainty in the
                   application of Section 280G of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Agreement Payments will have been made by the Corporation which should not have been made ("Overpayment") or that additional Agreement Payments which have not been made by the Corporation could have been made ("Underpayment"), in each case, consistent with the calculations required to be made hereunder. Within two years after the event that gives rise to the "excess parachute payment," the Accounting Firm shall review the determination made by it pursuant to the preceding paragraph. If the Accounting Firm determines that an Overpayment has been made, any such Overpayment shall be treated for all purposes as a loan to Employee which Employee shall repay to the Corporation, together with interest at the applicable Federal rate provided for in
                   Section 7872(f)(2) of the Code (the "Federal Rate"); provided, however, that no amount shall be payable by Employee to the Corporation if and to the extent such payment would not reduce the amount which is subject to taxation under Section 4999 of the Code. In the event that the Accounting Firm determines that an Underpayment has occurred, any such Underpayment shall be promptly paid by the Corporation to or for the benefit of Employee, together with interest at the Federal Rate.

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                        (iii)     All of the fees and expenses of the
                   Accounting Firm in performing the determinations referred to in subsections (i) and (ii) above shall be borne solely by the Corporation. The Corporation agrees to indemnify and hold harmless the Accounting Firm from any and all claims, damages and expenses resulting from or relating to its determinations pursuant to subsections (i) and (ii) above, except for claims, damages or expenses resulting from the gross negligence or willful misconduct of the Accounting Firm.

                        (iv) The limitations of this Paragraph 6(b) shall
                   only apply if payments under this Agreement are subject to
                   Section 280G at the time of the Change of Control.

                   (c) Any payment provided for in Paragraph 6(a) above shall end upon Employee's obtaining other employment or full-time consulting work (defined as at least 30 hours per week) of any kind and shall be in full satisfaction of all claims for wages Employee may have against the Corporation as a result of such termination of this Agreement and his employment.

   3. All references to "this Agreement" in the Employment Agreement shall refer to the Employment Agreement as amended by this Amendment.

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   IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed this Amendment as of the date first above written.


                             INFONAUTICS, INC.


                             By:  /s/  Ronald A. Berg
                                ----------------------------
                                   Name:
                                   Title:


                             /s/ Van Morris
                             -------------------------------
                             Van Morris


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